UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 13, 2014

Date of Earliest Event Reported: November 11, 2014

MID-CON ENERGY PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	001-35374	45-2842469
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	2501 North Harwood Street, Suite 2410 Dallas, Texas	75201
	(Address of principal executive offices)	(Zip code)

(972) 479-5980

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 11, 2014, Mid-Con Energy Partners, LP (the “Partnership”), Mid-Con Energy GP, LLC (the “General Partner”), and Mid-Con Energy Properties, LLC (the “Operating Subsidiary” and together with the Partnership and the General Partner, the “Partnership Parties”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with RBC Capital Markets, LLC, Raymond James & Associates, Inc., UBS Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”), providing for the offer and sale (the “Offering”) to the Underwriters of 5,800,000 common units representing limited partner interests in the Partnership (“Common Units”) at a price to the public of $17.27 per Common Unit (approximately $16.62 per Common Unit, net of underwriting discounts). Pursuant to the Underwriting Agreement, the Partnership also granted the Underwriters a 30-day option to purchase up to an additional 870,000 Common Units on the same terms to cover over-allotments, if any.

The material terms of the Offering are described in the prospectus supplement, dated November 11, 2014 (the “Prospectus Supplement”), filed by the Partnership with the United States Securities and Exchange Commission (the “Commission”) on November 12, 2014 pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to an effective shelf registration statement on Form S-3 (File No. 333-195669), initially filed by the Partnership on May 2, 2014, as amended.

The Underwriting Agreement contains customary representations, warranties and agreements of each of the Partnership Parties and customary conditions to closing, obligations of the parties and termination provisions. The Partnership Parties have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The Offering is expected to close on November 14, 2014. The Partnership will receive net proceeds (after deducting underwriting discounts and estimated offering expenses) from the Offering of approximately $96.0 million. As described in the Prospectus Supplement, the Partnership will use the net proceeds of the sale of the Common Units to fund a portion of the purchase price of its previously announced pending acquisition of the Eastern Shelf properties in the Permian Basin in West Texas. The Partnership will fund the balance of the purchase price for such acquisition with borrowings under its credit facility. To the extent that the underwriters exercise their option to purchase additional units, the Partnership will use any additional proceeds to fund a portion of the purchase price for the pending Eastern Shelf properties acquisition, unless the acquisition has closed prior to such exercise, in which case we will use any such additional proceeds to repay outstanding borrowings under our credit facility. In the event that the acquisition of Eastern Shelf properties does not close, the Partnership would use the net proceeds from the Offering and any exercise by the underwriters of their option to purchase additional Common Units to repay debt outstanding under the Partnership’s credit facility and for general partnership purposes.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated in this Item 1.01 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated November 11, 2014, by and among Mid-Con Energy Partners, LP, Mid-Con Energy GP, LLC, Mid-Con Energy Properties, LLC and RBC Capital Markets, LLC, Raymond James & Associates, Inc., UBS Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein.

5.1	Opinion of Andrews Kurth LLP.

8.1	Opinion of Andrews Kurth LLP relating to tax matters.

23.1	Consents of Andrews Kurth LLP (included in Exhibits 5.1 and 8.1).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: November 13, 2014

Mid-Con Energy Partners, LP

By:	Mid-Con Energy GP, LLC,
its general partner

By:	/s/ Jeffrey R. Olmstead
Jeffrey R. Olmstead Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated November 11, 2014, by and among Mid-Con Energy Partners, LP, Mid-Con Energy GP, LLC, Mid-Con Energy Properties, LLC and RBC Capital Markets, LLC, Raymond James & Associates, Inc., UBS Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein.

5.1	Opinion of Andrews Kurth LLP.

8.1	Opinion of Andrews Kurth LLP relating to tax matters.

23.1	Consents of Andrews Kurth LLP (included in Exhibits 5.1 and 8.1).